Exhibit 99.1

Press Release

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

FOR IMMEDIATE RELEASE

November 8, 2004

Minuteman International, Inc. Merges With Subsidiary of Hako-Werke International

ADDISON, IL, November 8, 2004 – Minuteman International, Inc. (Nasdaq: MMAN) (“Minuteman”), the floor-care equipment and chemical manufacturer, announced today that its shareholders, voting at a special meeting held November 8, 2004, approved the Agreement and Plan of Merger, dated July 8, 2004 (the “Merger Agreement”), by and among Minuteman, MMAN Acquisition Corp. (“Merger Sub”) and Hako-Werke International, Inc. (“Hako”), and the merger of Merger Sub with and into Minuteman (the “Merger”) pursuant thereto.

The Merger was consummated immediately following the special meeting in accordance with the Merger Agreement.  In the merger, each outstanding share of Minuteman common stock, other than shares beneficially owned by Hako, was converted into the right to receive $13.75 per share in cash, without interest.  A form of letter of transmittal for use in submitting Minuteman shares to the exchange agent will be mailed to those shareholders who held Minuteman shares immediately prior to the Merger.

As a result of the Merger, Minuteman will continue as the surviving corporation and will be entirely owned by Hako.  Minuteman’s shares will cease trading on The Nasdaq Stock Market at the conclusion of market trading hours today and will no longer be registered under the Securities Exchange Act of 1934.

Minuteman, headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of maintenance products including industrial and commercial vacuums, critical-filter vacuums, sweepers, scrubbers, floor and carpet machines, Minuteman PowerBoss® sweepers and scrubbers, Minuteman Parker®, Litter Vacs®, and Multi-Clean® chemicals for industrial, commercial and institutional facilities.  Minuteman has dealers in more than 60 countries.  More information can be found on the Minuteman website at www.minutemanintl.com.